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                         [Letterhead of Skadden, Arps,
                           Slate, Meagher & Flom LLP]




                                                 November 15, 2002


North Fork Bancorporation, Inc.
275 Broadhollow Road
Melville, New York 11747


          Re: North Fork Bancorporation, Inc. 5.875% Subordinated Notes due 2012 and 5% Fixed Rate/Floating Rate
                Subordinated Notes due 2012
                Registration Statement on Form S-4
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Ladies and Gentlemen:

       We have acted as special counsel to North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), in connection with the public offering of up to $350,000,000 of its 5.875% Subordinated Notes due 2012 and $150,000,000 of its 5% Fixed Rate/Floating Rate Subordinated Notes due 2012 (collectively, the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Company's issued and outstanding 5.875% Subordinated Notes due 2012 and its 5% Fixed Rate/Floating Rate Subordinated Notes due 2012 (collectively, the "Outstanding Notes") under the Indenture, dated as of August 7, 2002, by and among the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"), as contemplated by the Registration Rights Agreement dated as of August 7, 2002, (the "Registration Rights Agreement") by and among the Company, Salomon Smith Barney Inc., Lehman Brothers Inc., Keefe, Bruyette & Woods, Inc. and Sandler O'Neil & Partners, L.P.

       This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

       In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (File No. 333-101009) relating to the Exchange Offer, as filed with the






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Securities and Exchange Commission (the "Commission") under the Securities Act on November 5, 2002 ("Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) the Restated Certificate of Incorporation of the Company; (v) the Amended Bylaws of the Company; (vi) certain resolutions adopted by the Board of Directors of the Company, relating to, among other things, the Exchange Offer, the issuance of the Outstanding Notes, the Indenture and related matters; (vii) the Form T-1 of the Trustee attached as Exhibit 25.1 to the Registration Statement; and (viii) the form of the Exchange Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

       In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, have been duly organized and are validly existing under the laws of the jurisdiction of their organization, and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Company and others.

       Our opinions set forth herein are limited to Delaware Corporate Law and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Exchange Offer, and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

       Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective under the Securities Act and


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the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Outstanding Notes surrendered in exchange therefor in accordance with the terms of the Outstanding Notes, the Registration Rights Agreement and the Indenture, the Exchange Notes will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except to the extent that (A) the enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

       In rendering the opinions set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or any of its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part II of the Registration Statement.

       We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                 Very truly yours,


                                 /S/ Skadden, Arps, Slate, Meagher & Flom LLP


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